FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2008

COLUMBUS, Ohio – April 2, 2009 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the year and fourth quarter ended December 31, 2008.

Net income for the year ended December 31, 2008 was $5,643,000, or $.84 per basic and $.81 per diluted share, compared with $3,726,000, or $.43 per basic and $.41 per diluted share, for the year ended December 31, 2007. Total net sales for 2008 were $116,655,000 compared with $122,712,000 for 2007.

Product sales for 2008 increased 9% to $110,539,000 from $101,045,000 for 2007. The increase in product sales is primarily due to increased volume for new production programs begun in 2007 and 2008. Tooling sales totaled $6,116,000 for 2008 versus $21,667,000 for 2007. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

Total net sales for the fourth quarter were $27,600,000, compared with $23,268,000 in the same quarter of 2007. Product sales totaled $25,663,000 up 17% from $21,965,000 for the fourth quarter 2007.

Net income for the quarter ended December 31, 2008 was $1,375,000, or $.20 per basic and diluted share, compared with $530,000, or $.08 per basic and diluted share, in the fourth quarter of 2007.

“Overall 2008 was a very good year for Core Molding Technologies,” said Kevin L. Barnett, President and Chief Executive Officer. “Even in this tough economic climate, our product sales increased as a result of new production models we have recently launched for our customers. More significantly, our profitability increased 51% over 2007 as a result of improvements in our production efficiencies, reductions in our fixed manufacturing expenses and as a result of better fixed cost absorption associated with higher production volumes,” Barnett said. “We have also continued to make good progress on the construction of our new manufacturing facility in Matamoros, Mexico. In March 2009, we started up production trials in the facility and we expect to be fully operational in the new facility by the end of the second quarter of 2009,” continued Barnett.

“Looking forward, 2009 will be a challenging year considering the weakness in the overall economy as well as the truck industry outlook. Industry analysts are forecasting an overall decrease in heavy duty truck production of approximately 30% over 2008 levels. Furthermore, we expect to incur approximately $2,000,000 of transition and start up expenses related to our new facility in Mexico in the first half of 2009,” said Barnett. “In response to the decreased sales levels and our new start up, we are focused on reducing costs and adjusting our operations accordingly. We believe these actions will lessen the impact of these conditions. However, our 2009 profitability will be challenged, particularly in the first half of the year,” continued Barnett.

“As in past down cycles, we will actively manage our operations in light of business conditions while continuing to focus our efforts on expanding our customer relationships and improving our operations to continue our previous levels of success,” said Barnett.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; inefficiencies related to the transfer and start up of Core Molding Technologies new Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2008 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
	(Unaudited)	(Unaudited)
Product Sales	$25,663	$21,965	$110,539	$101,045
Tooling Sales	1,937	1,303	6,116	21,667

Net Sales	27,600	23,268	116,655	122,712
Cost of Sales	22,366	19,810	95,446	105,744

Gross Margin	5,234	3,458	21,209	16,968
Selling, General and Admin. Expense	3,026	2,733	12,020	11,399

Operating Income	2,208	725	9,189	5,569
Interest Expense – Net	148	226	689	175

Income before Taxes	2,060	499	8,500	5,394
Income Tax Expense (Benefit)	685	(31)	2,857	1,668

Net Income	$1,375	$530	$5,643	$3,726

Net Income per Common Share
Basic	$0.20	$0.08	$.84	$.43

Diluted	$0.20	$0.08	$.81	$.41

Weighted Average Shares Outstanding:
Basic	6,749	6,728	6,742	8,687

Diluted	6,764	7,013	6,992	9,004

Condensed Balance Sheet
(in thousands)

	As of	As of
	12/31/08	12/31/07
Assets

Cash	$—	$—
Accounts Receivable	15,435	12,470
Inventories	9,732	8,344
Other Current Assets	3,330	3,218
Property, Plant & Equipment – net	38,815	30,216
Deferred Tax Asset – net	5,319	6,174
Other Assets	1,200	1,273

Total Assets	$73,831	$61,695

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$1,194	$2,252
Current Portion of Long-term Debt	2,906	1,866
Accounts Payable	6,866	8,538
Compensation and Related Benefits	4,716	3,350
Accrued Liabilities and Other	1,665	1,283
Long-term Debt and Interest rate SWAPS	11,631	6,137
Post Retirement Benefits Liability	15,878	16,442
Stockholders’ Equity	28,975	21,827

Total Liabilities and Stockholders’ Equity	$73,831	$61,695